Exhibit 99

WORKLAND & WITHERSPOON, PLLC

ATTORNEYS AT LAW

714 Washington Mutual Financial Center

Peter A. Witherspoon

601 West Main Avenue

James J. Workland, Of Counsel

Gary D. Brajcich

Spokane, Washington   99201-0677

Gary C. Randall†, Of Counsel

Gregory B. Lipsker

Telephone:  (509) 455-9077

Eric J. Sachtjen*

Facsimile:  (509) 624-6441

James A. McPhee†

E-mail:  workwith@workwith.com

†Also Admitted in Idaho

Lawrence W. Garvin

*Also Admitted in Alaska

June 21, 2005

ATTORNEY-CLIENT PRIVILEGED

Mr. Robert N. Martin

Daybreak Mines, Inc.

601 W. Main, Ste. 1017

Spokane, WA 99201

Re:

Engagement letter

Dear Mr. Martin:

This letter is to set forth and confirm the terms of your engagement of Workland & Witherspoon, PLLC, for legal services relating to preparation of a Proxy Statement for your Annual Meeting.

If there is any misunderstanding or question regarding any of the terms set forth in this letter, please contact me as soon as possible, so we may resolve or clarify those issues.  If the terms are acceptable to you, please sign the enclosed duplicate engagement letter and return it to our office in the postage-paid, return envelope provided.  Upon receipt of the signed engagement letter, we will be able to commence the legal services you have requested.

Scope of Services.  Specifically, you have asked us to provide legal services to you regarding preparation of a Proxy Statement for your Annual Meeting. Legal services covered by this engagement include the preparation and filing of the Proxy Statement for the Annual Shareholders Meeting of Daybreak Mines, Inc. and the preparation of responses to any letters of comment received from the staff of the Securities and Exchange Commission. Services provided beyond the scope of this engagement letter shall be billed separately.

Legal Fees and Costs.  Our charges include our fees for legal services plus reimbursement for all out-of-pocket expenses in accordance with our customary billing practices.

Legal Fees.  Our fees for the legal services for this engagement will be charged on a flat fee equivalent basis of $3,500 payable in the form of 10,000 shares of Daybreak Mines, Inc. Common Stock in the name of Greg Lipsker.  The number of shares is based on the $0.35/per share price of the Company’s Common Stock as of the date of this engagement. The fee shall be deemed earned and fully paid on the date upon which the definitive Proxy Statement is filed with the Securities and Exchange Commission.  The shares to be issued to Greg Lipsker shall be registered upon a Form S-8 Registration statement.  The Company shall pay the filing fee for the S-8 Registration Statement but shall not be charged a legal fee for the preparation of the Form S-8 Registration Statement.

Costs.  In addition to legal fee specified above, you will be charged for expenses incurred or advanced on your behalf.  Charges incurred for services provided by third parties including, but not limited to, messenger services, special handling costs for mailing, outside copying services and long distance charges will be billed to you at our cost.  Other expenses normally incurred on your behalf, such as facsimile transmissions and photocopies, will be billed at the rates normally charged our clients for those costs.  At times it may be necessary to incur extraordinary expenses on your behalf such as overtime for secretarial services or legal research.  Those costs will be authorized and preapproved by you prior to the firm incurring those expenses.  You may be asked to pay for certain expenses in advance or directly when the amounts are large, such as for appraisals, depositions, or bulk mailings.

Retainer.  In order to begin work on this matter, we request that you deposit in our trust account the initial payment of $ -0-.  Depending on the amount of time and costs incurred by our firm in handling this matter, we may from time to time ask that you make additional deposits.  Any funds retained at the conclusion of this matter will be refunded to you after all fees and costs have been paid.

Billings.  Generally, we make every attempt to bill you regularly on a monthly basis.  However, on a flat fee basis, you may only receive one bill at the conclusion of the services depending upon the time involved in completing the matter and what costs are incurred in the process.  We will briefly describe the matter and services performed for you and will separately identify expenses.  Some third-party expense charges, like long-distance telephone bills and messenger services, may not arrive until a few months after the expense was incurred because of delays by the service provider and the time required to allocate the appropriate charges to your account.

Late Fees.  You will be charged a finance charge of twelve percent (12%) per annum on amounts more than thirty (30) days past due.

Delinquent Accounts.  Prompt payment of your account is expected upon receipt of a billing statement.  If no payment is received within 30 days of the date of the billing statement, your account will be considered delinquent and subject to possible termination of this engagement and/or a possible collection action.

Contact Information.  You are responsible to provide any change in your contact information and/or billing address to our office as soon as practical.

If you have any questions regarding any aspect of your bill, please contact the attorney handling your case, so we can clarify any questions you have.  In the event we engage an attorney or collection agency to collect an unpaid account balance, you agree to pay the reasonable attorneys’ fees and costs incurred in the action.

Conflicts of Interest.  We have checked for potential conflicts of interest to the extent we are able to do so at this time.  Should we become aware of matters presently unknown to us or beyond our control which present a conflict of interest, we may be required by the Rules of Professional Conduct to withdraw as your counsel.  Withdrawal could also occur should you become delinquent in your account with us.  Should we withdraw, or should you elect to terminate our representation (which you may do at any time), you will be expected to promptly pay all our outstanding charges, including charges relating to dealing with your successor legal counsel, relating to this engagement.  If termination or withdrawal occurs, we will cooperate with any successor legal counsel to accommodate a smooth transition.

Duty to Provide Information/Cooperation.  In order to provide you with effective legal services and counsel, it is imperative that you provide us with the necessary information, documentation and cooperation we request to undertake this representation.  It is expected that all information you provide will be truthful, accurate and current to the best of your knowledge and belief; and all documentation will be true and genuine originals or copies of originals in your possession.  It is expected that you will cooperate to the fullest extent possible to assist us in obtaining any information, records, and documentation.  This may include signing authorizations to obtain employment records, medical records, police reports or other such documentation as the Scope of Services requires.

No Guaranty.  While we strive to provide the best legal services available, we cannot guaranty the outcome of any particular matter.  The terms of this engagement are not dependent on a successful outcome of the matter.  You will be responsible for reimbursing the firm for all fees and costs accrued through the date of termination of this representation.

Termination of Representation.  You may terminate our representation of you at any time.  We will cooperate with the smooth transition of this matter to another attorney; however, you may be asked to reimburse our firm for costs of copying or transferring files.  You will also be responsible for all fees and costs incurred to the date of termination.  We reserve the right to terminate this engagement should your account become delinquent; or we believe our relationship with you puts us in violation of ethical principles and standards applicable to our representation of you; or as required by law.

Privacy Policy.  We do not seek to obtain any nonpublic, personal information about our clients without the written or implied authorization of our client.  We do not disclose any nonpublic, personal information about our clients or former clients, except as permitted or required by law and applicable State ethics rules or as authorized, expressly or implied, by such clients.

If the foregoing terms meet with your understanding and approval, please sign the enclosed duplicate of this letter and return it in the envelope provided.  If you have any questions at any time, please do not hesitate to call.  We look forward to working with you.

Very truly yours,

/s/  Gregory B. Lipsker

ACCEPTED AND AGREED TO this 29th  day of June, 2005.

DAYBREAK MINES, INC.

/s/ Robert N. Martin

Robert N. Martin,  Title: President